Exhibit 99.2

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019 for the Apollo Operating Group on a historical basis and as adjusted to give effect to this offering and the use of proceeds therefrom and without giving effect to the consummation of the strategic transaction with AHL (see “Summary–Strategic Transaction with Athene Holding Ltd.”). You should read this table in conjunction with the section titled “Unaudited Reconciliation of Financial Data” included in this offering memorandum, and with the financial statements and the related notes and reconciliations incorporated by reference in this offering memorandum.

	As of September 30, 2019
	Actual	As Adjusted
	(dollars in millions)
4.000% Senior Notes Due 2024	$497.0		$497.0
4.400% Senior Notes due 2026	496.6		496.6
4.872% Senior Notes due 2029	674.7		674.7
4.77% Series A Senior Secured Guaranteed Notes due 2039	315.9		315.9
5.000% Senior Notes due 2048	296.5		296.5
Notes offered hereby(1)	—
Revolving Facility(2)	—		—
2014 AMI Term Facilities	31.6		31.6
2016 AMI Term Facility	36.2		36.2
Series A Preferred Stock	264.4		264.4
Series B Preferred Stock	289.8		289.8
Retained earnings (accumulated deficit)	1,129.0		1,129.0
Accumulated other comprehensive loss	(6.9)		(6,9)
Non-controlling interests in consolidated entities	6.0		6.0
Non-controlling interests in Apollo Operating Group	811.8		811.8

Total capitalization	$4,842.6	$

(1)

As adjusted reflects gross proceeds of $                million, net of original issue discount of approximately $                million. The discount will be amortized into interest expense over the term of the notes, resulting in the accretion of $                million to par value of $                million.

(2)	As of September 30, 2019, we had no outstanding borrowings under the revolving facility.